Exhibit 99.1

LAZARD LTD REPORTS THIRD-QUARTER

AND NINE-MONTH 2013 RESULTS

Highlights

•	Net income per share, as adjusted[1], was $0.46 (diluted) for the quarter ended September 30, 2013, compared to $0.26 for the 2012 third quarter

•	Third-quarter operating revenue[1] of $489 million, up 10% from third-quarter 2012; nine-month operating revenue of $1,414 million, up 1% from prior-year period

•	Financial Advisory third-quarter operating revenue of $234 million, up 6% from third-quarter 2012; $666 million for first nine months of 2013, down 10% from prior-year period

•	M&A and Other Advisory third-quarter operating revenue of $176 million, up 3% from third-quarter 2012; $516 million for first nine months of 2013, down 8% from prior-year period

•	Record third-quarter Asset Management operating revenue of $248 million, up 13% from third-quarter 2012; record $731 million for first nine months of 2013, up 15% from prior-year period

•	Record assets under management of $176 billion as of September 30, 2013, up 10% from September 30, 2012 and up 8% from June 30, 2013; net inflows of $1.7 billion for third-quarter 2013

•	Return of capital to shareholders totaling $294 million[3] year to date. Share repurchases have offset potential dilution from 2012 year-end equity-based compensation awards

($ in millions, except per share data and AUM)	Quarter Ended September 30			Nine Months Ended September 30
	2013	2012	%’13-’12	2013	2012	%’13-’12
As Adjusted[1,2]
Operating revenue	$489	$443	10%	$1,414	$1,397	1%
Financial Advisory	$234	$220	6%	$666	$740	(10)%
Asset Management	$248	$220	13%	$731	$637	15%
Net income	$62	$35	75%	$159	$113	40%
Diluted net income per share	$0.46	$0.26	77%	$1.19	$0.84	42%
U.S. GAAP
Net income	$60	$33	81%	$107	$90	19%
Diluted net income per share	$0.45	$0.26	73%	$0.81	$0.70	16%
Supplemental Data
Quarter-end AUM ($ in billions)	$176	$160	10%
Average AUM ($ in billions)	$171	$157	9%	$170	$153	11%

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

Note: Endnotes are on page 13 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 20.

NEW YORK, October 24, 2013 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $489 million for the quarter ended September 30, 2013. Net income, as adjusted1, was $62 million, or $0.46 per share (diluted).

First nine-month 2013 operating revenue1 was $1,414 million. Net income, as adjusted1, was $159 million, or $1.19 per share (diluted). These results exclude pre-tax charges totaling $64 million relating to previously announced cost saving initiatives2.

Third-quarter 2013 net income on a U.S. GAAP basis was $60 million, or $0.45 per share (diluted). First nine-month 2013 net income on a U.S. GAAP basis was $107 million, or $0.81 per share (diluted). A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 20 of this press release.

“Lazard had a solid third quarter,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “In Financial Advisory, our operating revenue growth in the quarter demonstrated the breadth and depth of our global franchise. Asset Management achieved record operating revenue for the quarter and nine-month period, reflecting our investment platforms’ continued strong performance and our focus on client solutions.”

“We are in a strong position globally to capitalize on improvements in market conditions,” said Mr. Jacobs. “In Financial Advisory, we see confidence improving among our clients, which is a positive indicator for M&A activity. In Asset Management, the diversification of our investment platforms and global client base continues to be a solid foundation for long-term growth.”

“The third quarter’s strong earnings growth demonstrates the operating leverage of our business model,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Our results continue to show the benefit of a lower cost base.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Structure Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Third Quarter

Financial Advisory operating revenue was $234 million for the third quarter of 2013, 6% higher than the third quarter of 2012.

Strategic Advisory operating revenue was $192 million for the third quarter of 2013, 3% higher than the third quarter of 2012, primarily driven by a 3% increase in M&A and Other Advisory revenue.

During the third quarter of 2013, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, capital advisory and sovereign advisory in the Americas, Europe and Asia.

Among the major M&A transactions or assignments that were completed during the third quarter of 2013 were the following (clients are in italics): D.E Master Blenders 1753 in its €7.8 billion sale to an investor group led by Joh. A. Benckiser; Caisse des Dépôts’ €2.6 billion indirect acquisition of Silic from Groupama; Total’s €2.4 billion sale of TIGF to a consortium; and Ameristar Casinos’ $2.8 billion sale to Pinnacle Entertainment.

Our Sovereign and Government Advisory businesses remained active on worldwide assignments, including: BTA Bank on its divestiture by Kazakhstan’s sovereign wealth fund Samruk-Kazyna; and acting as financial agent to the U.S. Department of the Treasury with respect to General Motors and Ally Financial.

Capital Advisory continued to provide advice regarding balance sheet issues to public, private and sovereign clients globally, including: UK Financial Investments on its £3.2 billion disposal of part of Her Majesty’s Treasury’s shareholdings in Lloyds Banking Group; Her Majesty’s Government on the £2.0 billion initial public offering of Royal Mail; and Siemens on its €2.5 billion spin-off of Osram.

Restructuring operating revenue was $42 million for the third quarter of 2013, 23% higher than the third quarter of 2012, primarily reflecting the closing of several large assignments. Restructuring revenue continues to be in line with the industry-wide low level of corporate restructuring activity. Lazard remains the leading firm in global announced restructurings.1

During and since the third quarter of 2013 we were engaged in many of the most highly visible and complex restructuring and debt advisory assignments, including for Cengage Learning, Longview Power and Rural/Metro in connection with their Chapter 11 bankruptcy filings; the Official Committee of Retirees of the City of Detroit in its Chapter 9 proceeding; OGX Petróleo e Gás Participações on assessing its capital structure; and Creditors of Sinergia/Imco with regards to its in-court restructuring.

Please see a more complete list of Strategic Advisory transactions on which Lazard advised in the 2013 third quarter, or continued to advise or completed since September 30, 2013, as well as Capital Advisory and Restructuring assignments, on pages 9-12 of this release.

[1]	Source: Thomson Reuters

First Nine Months

Financial Advisory operating revenue was $666 million for the first nine months of 2013, 10% lower than the first nine months of 2012, primarily due to the low level of closings in the first quarter of 2013.

Strategic Advisory operating revenue was $567 million for the first nine months of 2013, 6% lower than the first nine months of 2012.

Restructuring operating revenue was $98 million for the first nine months of 2013, 27% lower than the first nine months of 2012.

Lazard advised on a number of the largest global M&A transactions announced year-to-date, including: Berkshire Hathaway and 3G Capital’s $28 billion acquisition of H.J. Heinz; Microsoft in its role in Dell’s $24.9 billion going-private transaction; Amgen’s $10.4 billion acquisition of Onyx Pharmaceuticals; and NV Energy’s $10 billion sale to MidAmerican Energy.

Asset Management

Third Quarter

Asset Management operating revenue was $248 million for the third quarter of 2013, 13% higher than the third quarter of 2012, and 2% higher than the second quarter of 2013.

Management fees were $228 million in the third quarter of 2013, 13% higher than the third quarter of 2012, primarily reflecting increased average AUM, and 5% higher than the second quarter of 2013. Incentive fees during the period were $10 million, compared to $11 million in the third quarter of 2012.

Assets under management (AUM) were a record $176 billion as of September 30, 2013, a 10% increase from the third quarter of 2012. AUM increased 8% from June 30, 2013, driven by market appreciation and net inflows of $1.7 billion in the quarter. The net inflows were primarily driven by our emerging markets equity, emerging markets fixed income and multi-regional equity platforms.

Average AUM was $171 billion for the third quarter of 2013, 9% higher than average AUM for the third quarter of 2012, and 2% higher than average AUM for the second quarter of 2013.

Lazard Asset Management continued to expand its global footprint with the recent opening of an investment and marketing office in Singapore.

We continued to win significant new mandates across our major platforms from clients around the world. A sample of these new mandates is reflected in Lazard’s investor presentation on our website.

First Nine Months

Asset Management operating revenue was a record $731 million for the first nine months of 2013, 15% higher than the first nine months of 2012.

Management fees were a record $666 million for the first nine months of 2013, 11% higher than the first nine months of 2012, primarily reflecting increased average AUM. Incentive fees were $35 million in the first nine months of 2013, compared to $17 million in the first nine months of 2012.

Average AUM for the first nine months of 2013 was $170 billion, 11% higher than average AUM for the first nine months of 2012. Net outflows were $3.4 billion for the first nine months of 2013, primarily due to outflows during the first half of 2013 related to one strategy in our global equity platform and the loss of a sub-advised mandate in our local equity platform.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the third quarter of 2013, adjusted GAAP compensation and benefits expense1, including related accruals, was $293 million, compared to $278 million for the third quarter of 2012. The corresponding adjusted GAAP compensation ratio was 60.0%, compared to 62.7% for the third quarter of 2012.

For the first nine months of 2013, adjusted GAAP compensation and benefits expense1, including related accruals, was $848 million, excluding first-quarter and second-quarter charges related to previously announced cost saving initiatives2, compared to $876 million for the first nine months of 2012, excluding a 2012 first-quarter charge2. The corresponding adjusted GAAP compensation ratio was 60.0%, compared to 61.8% for the full-year 2012 and 62.7% for the first nine months of 2012.

The third-quarter 2013 adjusted GAAP compensation ratio assumes, based on current market conditions, a full-year awarded compensation ratio of approximately 58.5%, compared to 59.4% for the full year of 2012.

Our goal remains to grow annual awarded compensation expense at a slower rate than operating revenue growth, and to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1, with consistent deferral policies.

Non-Compensation Expense

For the third quarter of 2013, adjusted non-compensation expense1 was $96 million, 1% higher than the third quarter of 2012, compared to a 10% increase in operating revenue. The ratio of non-compensation expense to operating revenue was 19.7% in the third quarter of 2013, compared to 21.5% in the third quarter of 2012.

For the first nine months of 2013, adjusted non-compensation expense1 was $301 million, excluding first-quarter and second-quarter charges related to previously announced cost saving initiatives2, 2% lower than the first nine months of 2012. The ratio of non-compensation expense to operating revenue was 21.3%, compared to 21.9% for the first nine months of 2012.

Our goal remains to achieve a non-compensation expense-to-revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $17.3 million for the third quarter and $45.1 million for the first nine months of 2013. The effective tax rate on the same basis was 21.9% for the third quarter and 22.1% for the first nine months of 2013, compared to 26.7% and 25.2% for the respective 2012 periods.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt, and returning capital to shareholders through dividends and share repurchases.

For the third quarter of 2013, Lazard returned $64 million to shareholders, which included: $31 million in dividends, $27 million in share repurchases of our Class A common stock; and $6 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

For the first nine months of 2013, Lazard returned $294 million to shareholders, which included: $62 million in dividends; $107 million in share repurchases of our Class A common stock; and $125 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

As of September 30, 2013, we had repurchased 3.2 million shares at an average price of $33.72 per share during the first nine months of the year. These repurchases offset the potential dilution from our 2012 year-end equity-based compensation awards, net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuance. As of September 30, 2013, our remaining share repurchase authorization was $76 million. On October 23, 2013, the Lazard Board of Directors authorized additional share repurchases of up to $100 million, which expires on December 31, 2015.

On October 23, 2013, Lazard declared a quarterly dividend of $0.25 per share on its outstanding common stock.

Lazard’s financial position remains strong. Our cash and cash equivalents at September 30, 2013, were $688 million, the majority of which were invested in U.S. Government money market funds. As of September 30, 2013, total stockholders’ equity related to Lazard’s interests was $583 million.

COST SAVING INITIATIVES

In October 2012, Lazard announced cost saving initiatives2, which are currently expected to result in total annual savings of approximately $160 million, partially offset by investment in our business.

Approximately $120 million of the expected total savings relate to compensation expense associated with the firm’s headcount, and approximately $40 million to non-compensation expense. We continue to anticipate that more than two-thirds of these savings will be realized in 2013, with the full impact of all the savings reflected in our 2014 results.

Expenses associated with implementation of the cost saving initiatives were completed at the end of the 2013 second quarter and were reflected in our first-half 2013 financial results.

The cost saving initiatives are intended to improve the firm’s profitability with minimal impact on revenue growth. The initiatives include: streamlining our corporate structure and consolidating support functions; realigning the firm’s investments into areas with potential for the greatest long-term return; renegotiating certain contracts; and creating greater flexibility to retain and attract the best people and invest in new growth areas.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on Thursday, October 24, 2013, to discuss the company’s financial results for the third quarter and first nine months of 2013. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 874-1568 (U.S. and Canada) or +1 (719) 325-4849 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT on Thursday, October 24, 2013 via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 7513961.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LISTS OF FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the third quarter of 2013)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the third quarter of 2013 on which Lazard advised were the following:

•	D.E Master Blenders 1753 in its €7.8 billion sale to an investor group led by Joh. A. Benckiser

•	Caisse des Dépôts’ €2.6 billion indirect acquisition of Silic from Groupama

•	Siemens’ €2.5 billion spin-off of Osram

•	Total’s €2.4 billion sale of TIGF to a consortium

•	Ameristar Casinos’ $2.8 billion sale to Pinnacle Entertainment

•	Rockwood’s €1.5 billion sale of CeramTec to Cinven

•	The Special Committee of CNH Global on Fiat Industrial’s $1.7 billion acquisition of the remaining shares in CNH Global that it did not already own

•	Eastman Kodak’s $650 million spin-off of certain imaging businesses to the U.K. Kodak Pension Plan*

•	Origin Energy’s A$659 million acquisition of Eraring Energy from the NSW Government

•	Vinci’s €365 million acquisition of a 4.7% stake in Aéroports de Paris

•	Jereissati Group and Renosa in the merger of Norsa, Renosa and Guararapes to form Solar.BR Participações

•	SAP’s acquisition of hybris

•	Apax Partners, LBO France, Nixen and management in the sale of their stakes in Maisons du Monde to Bain Capital

•	Carrefour’s sale of a 12% stake in CarrefourSA to Sabanci Holding

*Fees	for the sale of distressed assets are recognized in Restructuring operating revenue

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2013 third quarter, or continued to advise or completed since September 30, 2013, are the following:

•	Microsoft in its role in Dell’s $24.9 billion going-private transaction

•	Amgen’s $10.4 billion acquisition of Onyx Pharmaceuticals*

•	NV Energy’s $10 billion sale to MidAmerican Energy

•	IntercontinentalExchange’s $8.2 billion acquisition of NYSE Euronext

•	Health Management Associates’ $7.6 billion sale to Community Health Systems

•	Vivendi in its exclusive talks with Emirates Telecommunications (Etisalat) on the proposed €4.2 billion sale of Vivendi’s 53% interest in Maroc Telecom

•	Independent Committee of Independent Non Executive Directors of Eurasian Natural Resources Corporation in relation to the offer for the remaining 44.59% of ENRC not already owned by Eurasian Resources Group, valuing ENRC at approximately £3 billion

•	Tenet Healthcare’s $4.3 billion acquisition of Vanguard Health Systems*

•	Leap Wireless’ $4.1 billion sale to AT&T

•	MacDermid’s $1.8 billion sale to Platform Acquisition Holdings

•	Athene Holding in its $1.6 billion acquisition of Aviva’s U.S. annuity and life insurance operations, and its simultaneous sale of the newly acquired Aviva’s U.S. life insurance operations to Global Atlantic through a reinsurance agreement*

•	Edwards’ $1.6 billion sale to Atlas Copco

•	The Special Committee of Dole Food in Dole’s $1.6 billion going-private transaction

•	Rockwood’s $1.3 billion sale of its Titanium Dioxide Pigments and other non-strategic businesses to Huntsman

•	EQT in the exchange of its natural gas distribution business with SteelRiver Infrastructure Partners for $720 million and the receipt of assets and other consideration

•	FSI’s €657 million acquisition of an 84.6% stake in Ansaldo Energia from First Reserve and Finmeccanica

•	Saudi Telecom’s sale of its 83.8% stake in PT AXIS Telekom Indonesia (“AXIS”), valuing AXIS at $865 million

•	Marco Tronchetti Provera in Lauro Sessantuno’s €610 million acquisition of a 60.99% stake in Camfin

•	Veolia Environnement’s €590 million sale of its 24.95% stake in Berlinwasser Holding to the City State of Berlin

•	Rockwood’s $635 million sale of its Clay Based Additives business to ALTANA*

•	Homesite Group’s $616 million sale to American Family Insurance

•	Bridgepoint’s $600 million sale of Permaswage to Precision Castparts

•	Avista Capital Partners’ and Nordic Capital’s CHF 544 million joint public tender offer to acquire Acino

•	Dynegy’s $599 million acquisition of Ameren Energy Resources

•	Derichebourg’s €450 million sale of Servisair to Swissport

•	Oil States International’s proposed spin-off of its Accommodations business

•	Singapore Power’s sale of a 60% interest in SPI (Australia) Assets and a 19.9% interest in SP AusNet to State Grid Corporation of China

•	Forethought Financial Group’s sale to Global Atlantic Financial Group

•	First Investment Bank’s acquisition of MKB Unionbank*

*	Transaction completed since September 30, 2013

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the third quarter of 2013 were the following:

•	U.S. Department of the Treasury in connection with Ally Financial’s agreement to repurchase all of the Mandatorily Convertible Preferred securities and the termination of the existing share adjustment right held by Treasury for a combined $5.9 billion

•	UK Financial Investments on its £3.2 billion disposal of part of Her Majesty’s Treasury’s shareholdings in Lloyds Banking Group

•	Siemens on its €2.5 billion spin-off of Osram

•	Her Majesty’s Government on the £2.0 billion initial public offering of Royal Mail

•	Premier on its $822 million initial public offering

•	Foncière du Montout’s €405 million financing of a new stadium

•	Omnicare on its $336 million senior subordinated convertible notes exchange and high yield cash repurchase transaction

•	Cole Real Estate Investments on its NYSE listing and $250 million dutch auction equity tender offer

•	Arrow Global and RBS Special Opportunities Fund on Arrow’s £207 million initial public offering

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the third quarter of 2013 on which Lazard advised include: Eastman Kodak in connection with its Chapter 11 bankruptcy; advisor to Weil, Gotshal & Manges in its capacity as counsel to the New York Liquidation Bureau in connection with the rehabilitation of FGIC; Exide Technologies with regard to its debtor-in-possession financing; LBO France in connection with the financial restructuring of Terreal; and Realia Business on its debt restructuring.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the third quarter of 2013, are the following:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Industrials/Automotive: Exide Technologies

•	Government: Official Committee of Retirees of the City of Detroit

•	Healthcare: Rural/Metro; Savient Pharmaceuticals

•	Power & Energy: Longview Power

•	Technology/Media/Telecom: Cengage Learning; LightSquared; Maxcom Telecomunicaciones

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the third quarter of 2013, are the following:

•	Capita Asset Services – financial advisor to the Master Servicer for Theatre (Hospitals) No.1 and Theatre (Hospitals) No.2

•	Mercator – on its debt restructuring

•	Munshaat – on its debt restructuring

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	OGX Petróleo e Gás Participações – on assessing its capital structure

•	Peabody Energy – in connection with the bankruptcy of Patriot Coal

•	PMI – advisor to the receiver of PMI on certain asset dispositions

•	Sinergia/Imco – advising creditors with regards to its in-court restructuring

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ENDNOTES

1 A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

2 Results for the first nine months of 2013 exclude charges relating to previously announced cost saving initiatives, including a second-quarter pre-tax charge of $38 million, of which $27 million was compensation expense and $11 million was non-compensation expense, as well as a first-quarter 2013 pre-tax charge of $26 million, of which $24 million was compensation expense and $2 million was non-compensation expense. Results for the first nine months of 2012 exclude first-quarter 2012 pre-tax charges of $22 million related to staff reductions and $3 million of non-compensation expense.

3 For the first nine months of 2013, Lazard returned $294 million to shareholders, which included: $62 million in dividends; $107 million in share repurchases of our Class A common stock; and $125 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. The share repurchases offset the potential dilution from our 2012 year-end equity-based compensation awards.

LAZ-G

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	September 30,	June 30,	September 30,	June 30,	September 30,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Revenues:
Financial Advisory
M&A and Other Advisory	$176,449	$218,488	$171,417	(19%)	3%
Capital Raising	15,220	21,583	14,174	(29%)	7%

Strategic Advisory	191,669	240,071	185,591	(20%)	3%
Restructuring	42,173	23,236	34,382	81%	23%

Total	233,842	263,307	219,973	(11%)	6%
Asset Management
Management fees	228,272	217,700	202,324	5%	13%
Incentive fees	10,061	15,849	10,606	(37%)	(5%)
Other	9,772	9,512	7,397	3%	32%

Total	248,105	243,061	220,327	2%	13%
Corporate	6,789	4,993	2,911	36%	133%

Operating revenue (b)	$488,736	$511,361	$443,211	(4%)	10%

Expenses:
Compensation and benefits expense (c)	$293,178	$306,817	$278,070	(4%)	5%

Ratio of compensation to operating revenue	60.0%	60.0%	62.7%
Non-compensation expense (d)	$96,063	$104,998	$95,113	(9%)	1%

Ratio of non-compensation to operating revenue	19.7%	20.5%	21.5%
Earnings:
Earnings from operations (e)	$99,495	$99,546	$70,028	(0%)	42%

Operating margin (f)	20.3%	19.5%	15.8%
Net income (g)	$61,747	$59,867	$35,384	3%	75%

Diluted net income per share	$0.46	$0.45	$0.26	2%	77%

Diluted weighted average shares	134,242,144	132,464,296	135,380,036	1%	(1%)
Effective tax rate (h)	21.9%	24.3%	26.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Nine Months Ended September 30,
($ in thousands, except per share data)	2013	2012	% Change
Revenues:
Financial Advisory
M&A and Other Advisory	$515,693	$559,411	(8%)
Capital Raising	51,489	45,718	13%

Strategic Advisory	567,182	605,129	(6%)
Restructuring	98,429	134,664	(27%)

Total	665,611	739,793	(10%)
Asset Management
Management fees	665,964	597,407	11%
Incentive fees	34,704	16,906	105%
Other	30,206	22,655	33%

Total	730,874	636,968	15%

Corporate	17,316	20,408	(15%)

Operating revenue (b)	$1,413,801	$1,397,169	1%

Expenses:
Compensation and benefits expense (c)	$848,217	$876,024	(3%)

Ratio of compensation to operating revenue	60.0%	62.7%
Non-compensation expense (d)	$300,642	$306,115	(2%)

Ratio of non-compensation to operating revenue	21.3%	21.9%
Earnings:
Earnings from operations (e)	$264,942	$215,030	23%

Operating margin (f)	18.7%	15.4%
Net income (g)	$158,777	$113,280	40%

Diluted net income per share	$1.19	$0.84	42%

Diluted weighted average shares	133,174,000	135,537,050	(2%)
Effective tax rate (h)	22.1%	25.2%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	September 30,	June 30,	September 30,	June 30,	September 30,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Total revenue	$500,523	$510,716	$449,464	(2%)	11%
Interest expense	(20,169)	(20,311)	(20,658)

Net revenue	480,354	490,405	428,806	(2%)	12%
Operating expenses:
Compensation and benefits	301,809	331,131	283,818	(9%)	6%
Occupancy and equipment	27,393	39,738	25,680
Marketing and business development	17,077	25,377	19,096
Technology and information services	22,217	20,134	21,474
Professional services	12,904	10,706	8,514
Fund administration and outsourced services	14,475	15,388	13,179
Amortization of intangible assets related to acquisitions	877	1,004	2,494
Other	2,484	5,989	7,825

Subtotal	97,427	118,336	98,262	(18%)	(1%)

Operating expenses	399,236	449,467	382,080	(11%)	4%

Operating income	81,118	40,938	46,726	98%	74%
Provision for income taxes	18,370	9,017	13,053	104%	41%

Net income	62,748	31,921	33,673	97%	86%
Net income attributable to noncontrolling interests	2,466	568	372

Net income attributable to Lazard Ltd	$60,282	$31,353	$33,301	92%	81%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	122,199,954	121,759,982	115,603,351	0%	6%
Diluted	134,242,144	132,464,296	135,380,036	1%	(1%)
Net income (loss) per share:
Basic	$0.49	$0.26	$0.29	88%	69%
Diluted	$0.45	$0.24	$0.26	88%	73%

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Nine Months Ended
	September 30,	September 30,
($ in thousands, except per share data)	2013	2012	% Change
Total revenue	$1,433,297	$1,413,156	1%
Interest expense	(60,635)	(61,401)

Net revenue	1,372,662	1,351,755	2%
Operating expenses:
Compensation and benefits	910,679	905,527	1%
Occupancy and equipment	96,435	80,309
Marketing and business development	60,646	69,685
Technology and information services	65,331	63,142
Professional services	32,223	31,099
Fund administration and outsourced services	43,328	39,300
Amortization of intangible assets related to acquisitions	2,758	6,172
Other	17,609	27,439

Subtotal	318,330	317,146	0%
Operating expenses	1,229,009	1,222,673	1%

Operating income	143,653	129,082	11%
Provision for income taxes	31,335	32,191	(3%)

Net income	112,318	96,891	16%
Net income attributable to noncontrolling interests	5,323	7,217

Net income attributable to Lazard Ltd	$106,995	$89,674	19%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	120,556,047	117,689,404	2%
Diluted	133,174,000	135,537,050	(2%)
Net income per share:
Basic	$0.89	$0.76	17%
Diluted	$0.81	$0.70	16%

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	September 30,	December 31,
($ in thousands)	2013	2012
ASSETS
Cash and cash equivalents	$688,367	$850,190
Deposits with banks	273,168	292,494
Cash deposited with clearing organizations and other segregated cash	59,541	65,232
Receivables	536,151	478,043
Investments	469,722	414,673
Goodwill and other intangible assets	376,401	392,822
Other assets	553,106	493,439

Total Assets	$2,956,456	$2,986,893

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$289,872	$269,763
Accrued compensation and benefits	382,064	467,578
Senior debt	1,076,850	1,076,850
Other liabilities	550,609	521,162

Total liabilities	2,299,395	2,335,353
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,290	1,282
Additional paid-in capital	693,741	846,050
Retained earnings	219,319	182,647
Accumulated other comprehensive loss, net of tax	(127,852)	(110,541)

Subtotal	786,498	919,438
Class A common stock held by subsidiaries, at cost	(203,724)	(349,782)

Total Lazard Ltd stockholders’ equity	582,774	569,656
Noncontrolling interests	74,287	81,884

Total stockholders’ equity	657,061	651,540

Total liabilities and stockholders’ equity	$2,956,456	$2,986,893

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	September 30,	June 30,	December 31,
	2013	2013	2012	Qtr to Qtr	YTD
Equity:
Emerging Markets	$46,553	$43,146	$44,623	7.9%	4.3%
Global	33,519	31,509	36,247	6.4%	(7.5%)
Local	30,102	28,807	30,890	4.5%	(2.6%)
Multi-Regional	35,925	30,879	26,411	16.3%	36.0%

Total Equity	146,099	134,341	138,171	8.8%	5.7%
Fixed Income:
Multi-Regional	10,162	10,290	10,980	(1.2%)	(7.4%)
Global	3,065	2,803	3,035	9.3%	1.0%
Local	3,348	3,422	3,549	(2.2%)	(5.7%)
Emerging Markets	7,956	6,441	5,154	23.5%	54.4%

Total Fixed Income	24,531	22,956	22,718	6.9%	8.0%
Alternative Investments	4,571	4,613	4,600	(0.9%)	(0.6%)
Private Equity	1,143	1,239	1,398	(7.7%)	(18.2%)
Cash Management	111	140	173	(20.7%)	(35.8%)

Total AUM	$176,455	$163,289	$167,060	8.1%	5.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
AUM - Beginning of Period	$163,289	$148,439	$167,060	$141,039
Net Flows	1,719	1,813	(3,403)	2,788
Market and foreign exchange appreciation (depreciation)	11,447	10,159	12,798	16,584

AUM - End of Period	$176,455	$160,411	$176,455	$160,411

Average AUM	$171,497	$156,620	$170,162	$152,744

% Change in average AUM	9.5%		11.4%

Note: Average AUM is generally based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Operating Revenue
Net revenue - U.S. GAAP Basis	$480,354	$490,405	$428,806	$1,372,662	$1,351,755
Adjustments:
Revenue related to noncontrolling interests (i)	(3,994)	(2,458)	(1,193)	(10,774)	(10,141)
Loss (gain) related to Lazard Fund Interests (“LFI”) and other similar arrangements	(7,519)	3,477	(4,728)	(7,767)	(4,639)
Interest expense	19,895	19,937	20,326	59,680	60,194

Operating revenue, as adjusted	$488,736	$511,361	$443,211	$1,413,801	$1,397,169

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$301,809	$331,131	$283,818	$910,679	$905,527
Adjustments:
Charges pertaining to cost saving initiatives	—	(26,728)	—	(51,399)	—
Charges pertaining to staff reductions	—	—	—	—	(21,754)
Charges pertaining to LFI and other similar arrangements	(7,519)	3,477	(4,728)	(7,767)	(4,639)
Compensation related to noncontrolling interests (i)	(1,112)	(1,063)	(1,020)	(3,296)	(3,110)

Compensation & benefits expense, as adjusted	$293,178	$306,817	$278,070	$848,217	$876,024

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$97,427	$118,336	$98,262	$318,330	$317,146
Adjustments:
Charges pertaining to cost saving initiatives	—	(11,653)	—	(13,304)	—
Charges pertaining to staff reductions	—	—	—	—	(2,905)
Amortization of intangible assets related to acquisitions	(877)	(1,004)	(2,494)	(2,758)	(6,172)
Non-compensation expense related to noncontrolling interests (i)	(487)	(681)	(655)	(1,626)	(1,954)

Non-compensation expense, as adjusted	$96,063	$104,998	$95,113	$300,642	$306,115

Earnings From Operations
Operating Income - U.S. GAAP Basis	$81,118	$40,938	$46,726	$143,653	$129,082
Other adjustments:
Charges pertaining to cost saving initiatives	—	38,381	—	64,703	—
Charges pertaining to staff reductions	—	—	—	—	24,659
Revenue related to noncontrolling interests (i)	(3,994)	(2,458)	(1,193)	(10,774)	(10,141)
Interest expense	19,895	19,937	20,326	59,680	60,194
Expenses related to noncontrolling interests (i)	1,599	1,744	1,675	4,922	5,064
Amortization of intangible assets related to acquisitions	877	1,004	2,494	2,758	6,172

Earnings from operations, as adjusted	$99,495	$99,546	$70,028	$264,942	$215,030

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$60,282	$31,353	$33,301	$106,995	$89,674
Adjustments:
Charges pertaining to cost saving initiatives	—	38,381	—	64,703	—
Charges pertaining to staff reductions	—	—	—	—	24,659
Tax (benefits) allocated to adjustments (h)	1,140	(10,128)	140	(13,675)	(5,566)
Amount attributable to LAZ-MD Holdings	(6)	(170)	(49)	(448)	(1,109)
Adjustment for full exchange of exchangeable interests (j):
Tax adjustment for full exchange	(40)	(44)	5	(108)	(443)
Amount attributable to LAZ-MD Holdings	371	475	1,987	1,310	6,065

Net income, as adjusted	$61,747	$59,867	$35,384	$158,777	$113,280

Diluted net income per share:
U.S. GAAP Basis	$0.45	$0.24	$0.26	$0.81	$0.70
Non-GAAP Basis, as adjusted	$0.46	$0.45	$0.26	$1.19	$0.84

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (i) below), and (iii) interest expense primarily related to corporate financing activities. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (i) below), (iii) for the nine month period ended September 30, 2013 and for the three month period ended June 30, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the nine month period ended September 30, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (i) below), (iii) for the nine month period ended September 30, 2013 and for the three month period ended June 30, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the nine month period ended September 30, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenues and expenses related to noncontrolling interests (see (i) below), (iv) for the nine month period ended September 30, 2013 and for the three month period ended June 30, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (v) for the nine month period ended September 30, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings and excludes (i) for the three and nine month periods ended September 30, 2013 and for the three month period ended June 30, 2013, charges pertaining to cost saving initiatives including severance benefit payments, acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, settlement of certain contractual obligations, occupancy cost reduction and other non-compensation related costs, net of applicable tax benefits (see (h) below), and (ii) for the nine month period ended September 30, 2012, certain charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, net of applicable tax benefits. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $17,270, $19,188 and $12,908 for the three month periods ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, $45,118 and $38,200 for the nine month periods ended September 30, 2013 and 2012, respectively, and the denominator of which is pre-tax income of $81,118, $79,319 and $46,726 for the three month periods ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, $208,356 and $153,741 for the nine month periods ended September 30, 2013 and 2012, respectively, exclusive of net income (loss) attributable to noncontrolling interests of $2,100, $264 and ($1,566) for the three month periods ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, $4,460 and $2,261 for the nine month periods ended September 30, 2013 and 2012, respectively.

(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(j)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM	Not meaningful